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                                                                    EXHIBIT 10.2

[LETTERHEAD OF ALIGN]

November 6, 2000



Mr. Stephen Bonelli

Re:      Employment Terms

Dear  Steve:

Align Technology Incorporated is pleased to offer you the position of Chief Financial Officer and Vice President of Finance, on the following terms.

You will be responsible for the entire finance and accounting functions of the Company. Your place of work will be at the offices of Align Technology, 851 Martin Ave., Santa Clara, CA 95050.

Your base salary will be $16,666.67 monthly, less payroll deductions and all required withholdings, which equates to $200,000.00 on an annualized basis. This salary will be paid bi-weekly in accordance with the Company"s ordinary payroll practices. You will also be eligible for a discretionary annual bonus, based upon your achievement of objectives which will be set by Kelsey Wirth and me in consultation with you. Furthermore, you will be eligible for the standard Company benefits, including medical insurance, 20 days of paid vacation annually, and sick leave. You will be eligible to participate in most benefits on the first day of employment. Details about these benefit plans are available for your review.

Subject to the approval of the Board of Directors, Align Technology will grant you an immediately exercisable option to purchase 130,000 shares of Align Technology common stock which shall be subject to a right of repurchase by the Company until vested. The option shall vest as to 25% of the shares on the first anniversary of your employment and as to 1/48th of the shares at the end of each month thereafter, for full vesting after four (4) years. The exercise price shall be 100% of the fair market value of the stock on the date of grant. Subject to the approval by the Board, the Company will loan you funds adequate to exercise at least 60% of your options. The loan will be repayable in two (2) years and will bear interest at 7% per year payable annually. The loan will be secured by stock being purchased.

You may terminate your employment with Align Technology at any time and for any reason whatsoever; simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Although the Company may from time to time change your position, duties, manager, hours and work location as it deems necessary, the "at-will" nature of your employment relationship cannot be changed except in writing signed by you and the President or CEO of the Company expressly for that purpose.

Although your employment will be "at-will," if the Company terminates your employment at any time without "Cause" or if you resign for "Good Reason" you will be credited with one (1) year vesting of your options in addition to whatever vesting you have earned to date, provided that you sign a full release of all claims at the time your employment terminates.

For the purposes of additional vesting under this letter, "Cause" shall mean a Company-initiated termination for any of the following reasons: (a) failure to perform the material duties of your position; (b) being convicted of a crime;
(c) committing an act of fraud against, or the misappropriation of property belonging to the Company; (d) intentional misconduct; or (e) a material breach by you of this Agreement or any confidentiality or proprietary information agreement between you and the Company. A termination by the Company for any other reason is a termination without Cause.
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Also for the purposes of additional of vesting under this agreement, "Good
Reason" shall mean any reduction in your base salary, a change in reporting responsibilities, a material change of work responsibilities as a result of a change in control of the Company, or if you are required to relocate more than 45 miles from the current location of the Company. A resignation by you for any other reason would be a resignation without Good Reason. You would be required to give the Company notice and a reasonable opportunity during which to cure before resigning for Good Reason.

This letter, together with your Proprietary Information and Inventions Agreement, constitute the complete terms and conditions of your employment, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter upon your acceptance of our offer.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,


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Zia Chishti, CEO



ACCEPTED:



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Stephen J. Bonelli


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Date